Filed Pursuant to Rule 424(b)(3) and (c)
                                                  Registration Number 333-102895

PROSPECTUS Supplement
(to prospectus, dated April 4, 2003)



                     Scottish Annuity & Life Holdings, Ltd.
              $115,000,000 4.50% Senior Convertible Notes due 2022,
                        the Ordinary Shares Issuable upon
                 Conversion of the Senior Convertible Notes and
                            7,734,380 Ordinary Shares

     This prospectus supplement supplements our prospectus, dated April 4, 2003, relating to the sale by certain of our securityholders, or their transferees, pledges, donees or other successors, of up to $115,000,000 aggregate principal amount of our senior convertible notes due 2022, the ordinary shares issuable upon the conversion of the notes and 7,734,380 ordinary shares, which are comprised of (a) 4,532,380 of our ordinary shares issued in 2001 to Pacific Life Insurance Company in connection with our acquisition of World-Wide Reassurance Company Limited and its parent company World-Wide Holdings Limited, (b) 152,000 of our ordinary shares issued to South Madison Trust in a private placement in October of 1998 and (c) 3,050,000 of our ordinary shares issuable upon exercise of our Class A and Class B warrants. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

            Investing in the notes or ordinary shares involves risks. See "Risk Factors" beginning on page 10 of the prospectus.

     Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             Selling Securityholders

     The following table sets forth the name of each selling securityholder, the principal amounts of notes that may be offered by each selling securityholder under this prospectus supplement and the number of ordinary shares into which the notes are convertible. The table below supplements or amends the table of securityholders contained on pages 67 to 70 of the prospectus dated April 4, 2003. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information in the table below supersedes the information in the prospectus. This information was furnished to us by the selling securityholders listed below on or before July 18, 2003. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

     The date of this prospectus supplement is August 10, 2003.

                                                                                          Number of
                                                                                           Ordinary
                                                                                            Shares
                                               Principal                                   Issuable
                                               Amount of                                     Upon
                                                 Notes                      Number of     Conversion    Percent of
                                              Beneficially                  Ordinary        of the       Ordinary
                                               Owned and     Percentage      Shares       Notes and    Shares Owned
                                                Offered       of Notes    Beneficially     Offered       after the
Name of Selling Securityholder(1)              Hereby(2)    Outstanding     Owned(3)     Hereby(4)(5)   Offering(6)
------------------------------------------    ------------  -----------   ------------   ------------   -----------
Triborough Partners LLC(7)                    $  1,363,000     1.19%            --            62,782         --
Triborough Partners International Ltd. (8)    $  3,687,000     3.21%            --           169,829         --

(1) Also includes any sale of the notes and the ordinary shares issuable upon conversion of the notes by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders.

(2) Total principal of selling securityholders listed, including the amounts listed in the prospectus, is more than $115,000,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of notes that may be sold under this prospectus supplement, including the prospectus, will not exceed $115,000,000.

(3) Excludes ordinary shares issuable upon conversion of the selling securityholder's notes.

(4) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 46.0617 ordinary shares per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Securities--The Notes--Conversion Rights." As a result, the number of ordinary shares issuable upon conversion of the notes may increase or decrease in the future.

(5) Reflects rounding down of fractional ordinary shares issuable to each selling securityholder upon conversion of the notes.

(6) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 35,045,542 ordinary shares outstanding as of August 1, 2003. In calculating this amount, we treated the 3,050,000 ordinary shares underlying the Class A and Class B warrants as outstanding since the warrants are currently exercisable. We did not, however, treat as outstanding the ordinary shares issuable upon conversion of the notes.

(7) The Managing Partner for Triborough Partners LLC is PAB, LLC, a Delaware limited liability company. It is wholly-owned by Paul Berkman.

(8) Triborough Partners International Ltd. is a mutual fund company incorporated in Bermuda. Paul Berkman and Triborough Partners LLC are the investment managers.


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